Power of Attorney

 1. Designation of Attorneys-in-Fact.  The
undersigned, hereby designates each of James E. Defebaugh,
Joanna S. Monroe, Todd N. Gilman, Matthew S. Topham, and
Chris K. Visser, individuals with full power of
substitution, as my attorney-in-fact to act for me and
in my name, place and stead, and on my behalf in
connection with the matters set forth in Item 2 below.

 2. Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary, shall have the authority to sign
all such U.S. Securities and Exchange Commission
("SEC") reports, forms and other filings, specifically
including but not limited to Forms 3, 4, 5 and 144, as
such attorney-in-fact deems necessary or desirable in
connection with the satisfaction of my reporting
obligations under the rules and regulations of the SEC.

 3. Effectiveness.  This power of attorney shall
become effective upon the execution of this document.

 4. Duration.  This power of attorney shall
remain in effect until revoked by me.  This power of
attorney shall not be affected by disability of the
principal.

 5. Revocation.  This power of attorney may be
revoked in writing at any time by my giving written
notice to the attorney-in-fact.  If this power of
attorney has been recorded, the written notice of
revocation shall also be recorded.

 Date:  April 22, 2009.

 __John D. Demarest____
   John D. Demarest

STATE OF WASHINGTON )
COUNTY OF PIERCE )

SIGNED OR ATTESTED before me on 04/22/09 by John D. Demarest.

  __Michelle L. Isaacson_____
  Signature of Notary Public

  __Michelle L. Isaacson____
(SEAL) Typed Name of Notary Public
  Residing at: Lacey, WA 98516
  My Commission Expires:  09/15/12